press release FOR IMMEDIATE RELEASE

DGSE Companies, Inc. Announces Final Resolution of Texas Sales Tax Dispute

Dallas – July 16, 2014 - DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that it had received a decision from the Comptroller of Public Accounts of the State of Texas (the “Comptroller”) regarding the Company’s Petition for Redetermination in relation to the Comptroller’s Sales and Use Tax Audit for the period of March 1, 2006 through November 30, 2009. The Comptroller’s decision dismisses the petition and finalizes the audit based on an agreement between the Comptroller Tax Division and the Company, whereby the Company has agreed to pay tax due of $800,397, as well as a 10% penalty, and interest. The total amount due as of May 29, 2014, equaled approximately $1.1 million, although interest will continue to accrue.

The Company also announced that it has reached a payment agreement with the Comptroller, allowing the Company to pay the agreed amount over an 18-month period, beginning with an initial payment of $325,000 followed by monthly payments of $47,000 until all agreed tax amounts, penalty and accrued interest are paid.

Dusty Clem, Chairman and Chief Executive Officer, stated, “While still a material amount, we’ve worked closely with the Comptroller’s office to reduce this payment from the initial $4.4 million tax assessment the Comptroller estimated in 2010. We’re happy to have resolved the last of the significant legacy issues that related to DGSE’s previous management team, so that we can continue to focus on creating a sustainably profitable business for our shareholders.”

The Company previously announced that it had accrued approximately $1.1 million towards an estimated settlement with the Comptroller, which the Company believes will cover the majority of the settlement. The Company may incur some additional interest charges, based on the payment plan it has now executed with the Comptroller.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

DGSE Companies, Inc.

Dusty Clem, Chairman, President and CEO

972-587-4021
investorrelations@dgse.com

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